PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 5, 2000)


                 Charles River Laboratories International, Inc.
                                  Common Stock
                       Warrants to Purchase Common Stock

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     We initially issued the warrants in a transaction exempt from the registration requirements of the Securities Act of 1933. Each warrant entitles the holder to purchase 7.60 shares of our common stock at an exercise price of $5.19 per share, subject to adjustment in some circumstances. We filed a registration statement (Registration No. 333-92383) in order to permit the holders of these warrants and shares of our common stock acquired on exercise of these warrants to resell those securities in transactions that are registered under the Securities Act of 1933.

     On pages 52 through 55 of the prospectus contained in that registration statement, there is a table that provides certain information with respect to those holders. We have prepared this prospectus supplement to add the following persons to the table as holders of warrants and underlying shares of common stock:

                                           Number of Warrants and Underlying                     Ownership
                                              Common Stock Owned Prior to                       After Resale
                                                  Resale of Warrants                             of Warrants
                                         ---------------------------------------                -------------
                                                                   Percentage of
                                                      Number of       Common       Number of    Percentage of
                                                       Shares       Stock Owned     Warrants      Shares of
                                         Number of   Underlying      Prior to      Offered by       Common
Name and Address of Holders              Warrants   the Warrants      Resale         Holder         Stock
---------------------------------------  ---------  ------------   -------------   ----------   -------------
AIG SoundShore Holdings Ltd.
1281 East Main Street
Stamford, CT 06902.................        8,300        63,080            --          8,300            --

AIG SoundShore Strategic Holding
Fund Ltd.
1281 East Main Street
Stamford, CT 06902.................        5,500        41,800            --          5,500            --


     None of the above holders has a material relationship with us, except as described in the accompanying prospectus.


          The date of this Prospectus Supplement is February 14, 2001.